CODE OF ETHICS

May 2019

Access Person Quick Reference Procedures

1.	Trade Preclearance Approval Using Schwab Compliance Technologies “SCT”

a.	All Access Persons who wish to effect a personal securities transaction must preclear the Covered Security (See Appendix B) in SCT prior to engaging in the transaction.

b.	Based on established criteria, SCT determines whether the contemplated transaction should be permitted. The primary criterion applied is whether the Covered Security was traded by any of 361 client or advised Funds (trade information is updated nightly in SCT). This is called the blackout period and is defined as a security that is traded in a client account is restricted from employee trading for (5) calendar days after the client trade is executed.

c.	Approval may not be granted or the request may be denied immediately in SCT.

d.	If approval is denied, the contemplated personal transaction in that Covered Security is prohibited until pre-trade approval is subsequently granted upon request in SCT.

e.	If approval is granted, the Access Person is free to execute the personal transaction in that Covered Security until the end of the 4th trading day only, including the day the approval is granted. In this regard, open orders extending beyond the 4th trading day (good till cancel) must be resubmitted for approval in SCT to comply with this Code.

f.	All trade requests are maintained in SCT and may be reviewed by the Compliance Committee in conjunction with other information provided by Access Persons in accordance with this Code.

g.	The Compliance Committee reviews all potential violations identified by SCT after Fund trades and personal trades have been compared and determines the appropriate action to be taken to resolve each identified violation.

h.	The maximum number of allowable trades that will be auto-approved in a quarter is twenty (20). Each trade that requires pre-clearance during the quarter counts towards the 20 trade limit. A trade in the same security in multiple accounts on the same day counts as one trade towards the maximum allowed trades in a quarter. Once the employee reached 20 trades in a quarter each trade will need to be reviewed by compliance.

i.	All Reportable Securities purchased by an Access Person in a Personal Account must be held for at least thirty (30) calendar days. Each purchase of the same security has its own 30 day holding period. This can be waived by compliance on a case-by-case basis.

2.	361 Funds Compliance Review

Access Persons are required to obtain permission to trade in a 361 Fund. In addition, the Compliance Committee will run historical reports to ensure Access Persons are not trading frequently where the activity would lead to suspicion.

3.	Annual Reporting Process

a.	At least annually, 361 requires that each Access Person read this Code and certify and acknowledge his/her understanding of this Code and its requirements in SCT.

b.	In addition to the quarterly reporting requirements, on a quarterly basis, 361 requires each Access Person to confirm and certify that the records of all Covered Securities holdings in SCT are complete and accurate.

This re-certification is required to be completed by the date specified by 361, but in no event later than thirty (30) calendar days after a request. 361 monitors compliance with this requirement through the electronic signatures in SCT.

4.	Covered Security Transactions (See Appendix B)

On a quarterly basis, the Compliance Department will request and review a report of all 361 securities transactions by Access Persons. After reviewing these transactions, the Compliance Committee will review any issues identified and take appropriate action, as outlined in this Code.

5.	Resources for Employees
●	Anonymous disclosure via SCT Case Management – Confidential Reporting Form (Whistle)

●	Confidential disclosure to CCO;

●	Confidential disclosure to a member of the Compliance Committee;

●	Confidential disclosure to any 361 Principal;

●	Ongoing review, trainings, and discussion of the Code of Ethics with all 361 employees.

6.	Gift and Entertainment Policy
●	Gifts of nominal value may be accepted from present or prospective customers, suppliers or vendors with whom a 361 employee maintains an actual or potential business relationship. 361 employees are required to disclose all gifts in excess of $250 via SCT. In general, the gift may not exceed, in the aggregate, $500 in value, from any one individual/entity in any calendar year unless approval is obtained from the employee’s direct supervisor and Compliance Department

●	Gifts of nominal value (up to $250 per person per year) may be provided to present or prospective customers, suppliers or vendors with whom a 361 employee maintains an actual or potential business relationship, if it is reasonable and customary for the occasion. No lavish gifts may be provided.

●	Note: In addition to the 361 Capital policy, all IMST Distributors licensed team members are subject to IMST (Foreside) and FINRA requirements. This includes a $100 annual gift limitation to current and potential clients, and may include additional pre-clearance and reporting.

●	Receiving Business Entertainment that facilitates the discussion of business and fosters good business relationships is allowed. If the customer, supplier, or vendor (e.g., broker-dealer) is not present, the entertainment is considered a gift.

●	Covered Persons who deal with 361’s borrowers, tenants, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no Covered Person should ever receive a payment or anything of value in exchange for a decision involving 361’s business. Each employee authorized to select suppliers as part of his/her normal business activities must make the selection in an unbiased manner based on the criteria of quality, reliability, service, competitive pricing and business relationship. Similarly, Covered Persons should never offer anything of value to government officials or others to obtain a particular result. Bribery, kickbacks or other improper payments will not be tolerated by 361.

○	Tickets to Events: Tickets to events are considered entertainment when the donor is in attendance. If a representative from the customer, vendor, or agent’s firm is NOT in attendance, event tickets are considered a gift.

○	Conferences, Training and Roadshows: Conferences, trainings, and roadshows that incorporate travel, lodging, event tickets, and recreational activities are covered by the entertainment policy. If you have any doubt about the propriety of participating in an activity offered by a customer or a vendor you should consult with 361’s Compliance Department before accepting the offer.

○	Meals with customers, prospects, and other 3rd parties are generally acceptable as long as they are modest and occasional.

○	Pre-Clearance Requirement for Receipt of Entertainment Activities with customers, vendors, and 3rd party service providers that are paid for by them may not exceed $300 per person per event without pre-clearance from 361’s compliance department. Entertainment pre-clearance requests may be submitted via the “Gifts and/or Entertainment” form in Schwab Compliance Technologies.

Contents

INTRODUCTION	1
Culture of Compliance	1
361 Compliance Committee	2
Confidential Disclosure/Non-Retaliation	2
Resources for Employees	2
Training	3
DEFINITIONS	3
Access Person or Covered Person	3
“Automatic or Periodic Investment Plan”	3
Beneficial Interest	3
Blackout Period	3
Business Entertainment	3
Covered Security	3
De Minimis Trades	4
Fund or Mutual Fund	4
Initial Public Offering	4
Investment Personnel	4
Limited Offering	4
Maximum Allowable Trades	4
“Material Non-Public Information” or “MNPI”	4
Reportable Fund	4
Schwab Compliance Technologies (SCT)	4
Ban on Short-term Trading Pre-clearable Securities	4
Watch List	5
POLICY STATEMENT ON INSIDER TRADING	5
Introduction	5
What is Material Information?	6
What is Non-Public Information?	6
Identifying Inside Information	6
Protecting Sensitive Information	6
Non-Disclosure of Confidential Client Information	7

Employee Responsibilities	7
Security of Confidential Personal Information	7
PRIVACY POLICY	8
Conflicts of Interest	8
GIFTS AND ENTERTAINMENT	9
General Gift Policy	9
Entertainment	10
POLITICAL CONTRIBUTIONS	11
OTHER PROHIBITIONS ON CONDUCT	12
STANDARDS OF BUSINESS CONDUCT	12
PERSONAL TRADING, CODE OF ETHICS REPORTING AND CERTIFICATIONS	13
Employee Investment Account, Reporting Investment Account Disclosure	13
Initial Holdings Report/Annual Holdings Report	13
Quarterly Securities Transaction Report (STR)	14
PERSONAL TRADING REQUIREMENTS AND RESTRICTIONS	14
Permissible Transactions	14
PTR Pre-Clearance Requirements for Personal Trading	14
Blackout Period	14
Mandatory Short-Term Holding Period	15
Maximum Allowable Trades	15
De Minimis Trades	15
IPO Rule	15
Limited Offerings (Private Placements)	15
MARKET TIMING MUTUAL FUND TRANSACTIONS	16
REVIEW OF EMPLOYEE COMMUNICATIONS	16
QUARTERLY AND ANNUAL CERTIFICATIONS OF COMPLIANCE	17
REVIEW PROCEDURES	17
RECORDKEEPING	17
SANCTIONS	17
CONFIDENTIALITY	18
REPORTING TO THE 361 FUNDS BOARD	18
OUTSIDE EMPLOYMENT	18

TIPPING	19
APPENDIX A – INVESTMENT ACCOUNT DISCLOSURE	20
APPENDIX B – COVERED SECURITIES	21
Pre-clearance Required for Personal Trading	21
Pre-clearance Not Required for Personal Trading	21

361 CAPITAL’S CODE OF ETHICS AND PROFESSIONAL STANDARDS

INTRODUCTION

Maintaining a spirit of openness, honesty and integrity are of paramount importance at 361 Capital, LLC and 361 Infrastructure Partners, LLC (“361”, “361 Capital” or “Firm”). We believe that each employee should feel comfortable expressing their opinions and should be vigilant about alerting Senior Management of anything they deem amiss in company operations, research, or compliance. Further, each employee has a duty to promptly report any known, or suspected, violations of the Code of Ethics and Professional Standards (“Code”). 361 Capital employees have a responsibility to aspire to the highest ethical principles while always keeping the clients’ interests first. The provisions of the Code are not all-inclusive. Rather, they are intended as a minimum baseline for employees in their conduct.

As evidence of our commitment to operate with integrity we maintain our Code of Ethics to outline 361’s Core Values. The Code also highlights information and resources to help employees fulfill the provisions of this Code and mandatory regulatory requirements.

Each employee of 361, (each a “Covered Person” or “Access Person”) is obligated to comply with the Code and to ensure that their spouse and children residing in the same household do not act in violation of the Code. In addition, the Code applies to the actions of any partnership, trust, or other entity, which any Covered Person controls.

361 recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business and our industry, 361 has implemented certain standards and limitations designed to minimize these conflicts and help ensure employees focus on meeting their duties as a fiduciary to our clients.

361’s reputation is of paramount importance; therefore, 361 will not tolerate blemishes as a result of careless personal trading or other conduct prohibited by the Code. Consequently, material violation(s) of the Code will be subject to sanctions. Repetitive violations of the Code may result in limitations on personal securities trading or other disciplinary actions taken by 361, up to and including termination of employment.

Inevitably, the Code confronts questions and situations that escape easy definition and does not cover every possible question of business practice. There will be times when you are unsure about how the Code applies. When in doubt, ask before you act.

Culture of Compliance

361 requires that all dealings on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, 361 is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty. Further, all employees must actively work to avoid the possibility that the advice or services we provide to clients is, or gives the appearance of being, based on the self-interests of 361 or its employees and not in the clients’ best interests. Employees must act and comply with all applicable securities laws Under SEC Rule 204A-1, the Code requires prompt reporting of any violations of the Code to the CCO.

Since no set of rules can anticipate every possible situation, it is essential that 361 employees and representatives obtain guidance from the CCO when unsure how to follow these rules in letter and in spirit. It is the responsibility of all employees and representatives to fully understand and comply with the Code and the policies of 361 or seek guidance from the CCO. Technical compliance with the Code and its procedures will not necessarily validate an employee’s actions as appropriate. Any activity that compromises 361’s integrity, even if it does not expressly violate a rule, may result in scrutiny or further action from the CCO. In some instances, the CCO holds discretionary authority to apply exceptions under the Code based on sufficient cause. In the CCO’s absence, a member of the Compliance Committee may act in his place.

361’s fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as one’s personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately.

361 Compliance Committee

361 has established an Internal Compliance Committee (the “Committee”) that administers 361’s overall compliance program, including the Code. The Committee is chaired by the Chief Compliance Officer (“CCO”) and composed of the President, the Chief Financial Officer, and Managing Director. In addition, the CCO may receive input from legal counsel at his discretion. The Committee will keep the Chief Executive Officer apprised of any significant issues which arise under the Code.

Upholding the Code is the responsibility of every Covered Person. Department heads are responsible for Code enforcement in their department and for the employees who report to them.

Confidential Disclosure/Non-Retaliation

No employee who in good faith reports illegal or unethical behavior will suffer harassment, retaliation or adverse employment consequence. Any retaliation against anyone who has reported illegal or unethical behavior in good faith is subject to discipline up to and including termination of employment.

Anyone filing a complaint of illegal or unethical conduct must be acting in good faith and have reasonable grounds for believing the information disclosed is valid and truthful. Any allegations that prove not to be substantiated and which prove to have been made maliciously, or knowingly to be false, will be viewed as a serious disciplinary offense.

Reports of illegal or unethical behavior may be submitted on a confidential basis by the complainant via email to a member of the Compliance Committee or may be submitted anonymously via Schwab Compliance Technologies (Confidential Reporting Form (Whistle). Reports will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation. The CCO will notify the sender and acknowledge receipt of the report promptly, unless such report was submitted anonymously. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

Resources for Employees

●	Anonymous disclosure via SCT Case Management – Confidential Reporting Form (Whistle)

●	Confidential disclosure to CCO;

●	Confidential disclosure to a member of the Compliance Committee;

●	Confidential disclosure to any 361 Principal;

●	Ongoing review, trainings, and discussion of the Code of Ethics with all 361 employees.

Training

Initial and ongoing education will be provided to employees for education and discussion of compliance issues and ethics. The training and employee acknowledgements will be documented in SCT.

Each employee will be required to acknowledge receipt of the Code and all amendments via SCT.

DEFINITIONS

Access Person or Covered Person

All employees of 361, or anyone deemed an Access Person by the Chief Compliance Officer (“CCO”). Exempt from the definition of Access Persons are 361 Board Members due to their limited access to proprietary information.

“Automatic or Periodic Investment Plan”

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest

Persons or entities that have the right to receive benefits, directly or indirectly, on assets held by another party. This applies to:

●	The employee.

●	Any member of the employee’s immediate family sharing the same household.

●	Any partnership as to which the employee is a general partner.

●	Any account for which (a) the employee is the trustee and such employee or any member of his or her immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust’s investments, or (c) the employee is a settler, has the power to revoke the trust without the consent of another person and shares investment control over the trust’s investments.

Blackout Period

A security that is traded in a client account is restricted from employee trading for (5) calendar days after the client trade is executed.

Business Entertainment

Includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, and any transportation and/or lodging accompanying or related to such activity or event, including any entertainment activity offered in connection with an educational event or business conference (for example, passes to a golf course or ski tickets that are part of a package for a conference), irrespective of whether any business is conducted during, or is attendant to, such activity.

Covered Security

Refer to Appendix B for a list of Covered Securities

De Minimis Trades

A stock trade under $10,000 is deemed a De Minimis Trade. De Minimis trades must still be pre-cleared by Compliance but will be approved, unless an Investment Personnel. If held a minimum of 30 days (if selling) and count towards the Maximum Allowable Trades during the quarter.

Fund or Mutual Fund

“Fund” or “Mutual Fund” means an Investment Company registered under the Investment Company Act of 1940.

Initial Public Offering

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act. Refer to the IPO Rule defined below.

Investment Personnel

Any employee that has direct access to the trading system or data within. 361 has an open trading floor so employees within the area of the trading floor would also be considered as they are privy to conversations on the trading floor. Investment Personnel are a subset of Access Personnel and follow the same guidelines. All trades made by Investment Personnel are required to be pre-cleared and are reviewed regardless of size.

Limited Offering

an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Maximum Allowable Trades

The maximum number of allowable trades that will be auto-approved in a quarter is twenty (20). Each trade that requires pre-clearance during the quarter counts towards the 20 trade limit. A trade in the same security in multiple accounts on the same day counts as one trade towards the maximum allowed trades in a quarter. Once the employee reached 20 trades in a quarter each trade will need to be reviewed by compliance.

“Material Non-Public Information” or “MNPI”

Refers to information that is both material and non-public information that might have an effect on the market for a security. Employees who possess MNPI that could affect the value of an investment must not act or cause others to act on the information.

Reportable Fund

Means any 1940-Act registered open end Investment Company for which an Adviser serves as investment adviser.

Schwab Compliance Technologies (SCT)

361 uses a web based compliance system to help employees manage their compliance requirements. This system is used to track and approve employee personal transactions, store policies, and facilitate employee certifications and other compliance objectives.

Ban on Short-term Trading Pre-clearable Securities

There is a ban on short-term trading pre-clearable securities for Access Persons. Access Persons are not permitted to buy and sell, or sell and buy, the same security (or equivalent security) within 30 calendar days; this will be considered short-term trading. Trading in 401(k) accounts are excluded from this restriction.

●	This prohibition applies without regard to tax lot.

●	Short sales are subject to the 30-day ban.

●	You cannot buy and sell options within 30 calendar days.

●	Settlement/expiration date on the opening option transaction must be at least 60 days out.

You may be required to disgorge any profits you make from any purchase or sale before the 30-day period expires. In counting the 30 calendar days, multiple transactions in the same security (or equivalent security) will be counted in such a manner as to produce the shortest time period between transactions. The Compliance Committee will evaluate such scenarios on a case by case basis prior to disgorgement considering factors listed in the Blackout Period section below.

Although certain transactions may be deemed de minimis (i.e., the exceptions noted in Section 3.3), they are still subject to the ban on short-term trading profits and are required to be input into the Compliance Monitoring System. The ban on short-term trading does not apply to transactions that involve:

●	Securities not requiring pre-clearance (see Appendix B - Pre-clearance Not Required for Personal Trading)

●	Commodities, futures (including currency futures), options on futures, and options on currencies; or

●	Automated purchases or sales that were done as part of an Automatic Investment Plan (AIP). However, any self-directed purchases or sales outside the pre-set schedule or allocation of the AIP, or other changes to the pre-set schedule or allocation of the AIP, within a 30-day period, are subject to the 30-day ban on short-term trading.

The CCO or designee may approve additional exceptions to the ban on short-term trading. Any additional exceptions require advance written approval.

Watch List

“Watch List” means a list of securities being monitored closely by the 361 CCO to identify, monitor, or prohibit, trading in that security.

POLICY STATEMENT ON INSIDER TRADING

Introduction

361 seeks to foster a culture of compliance and a reputation for integrity and professionalism. Our reputation is a vital business asset. The confidence and trust placed in us by our clients is something we value and work to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, non-public information in securities transactions.

Trading securities while in possession of material, non-public information or improperly communicating that information to others may expose an employee to stringent penalties. Criminal sanctions may include fines and / or imprisonment. The civil penalty for a violator may be an amount up in multiples of the profit gained or loss avoided as a result of the insider trading violation, and a permanent bar from working in the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a regulatory inquiry occurs, 361 views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

You should direct any questions relating to this Policy Statement to the CCO, or his designee, You also must notify Compliance immediately if you have any reason to believe that a violation of this Policy Statement has occurred or is about to occur.

What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this information, when disclosed, will have a substantial effect on the price of a company's securities. You should direct any questions about whether information is material to the CCO.

Material information often relates to a company's financial results and operations including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Questions concerning conflicts of interest, restricted securities or other matters of law should also be referred to the CCO.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may often be material.

What is Non-Public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Securities Exchange Commission (“SEC”), the Dow Jones “Newswire”, the Wall Street Journal, etc. and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including client accounts, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

1. Report the information and proposed trade immediately to the CCO or a member of Compliance Department.

2. Do not purchase or sell the securities on behalf of yourself or others, including in client accounts, unless you have received written clearance to do so from the CCO.

3. Do not communicate the information inside or outside of 361, other than to the compliance and your supervisor if necessary.

After Compliance reviews the issue, 361 will determine whether the information is material and non-public and, if so, what action 361 should take. You should consult with the CCO or a member of Compliance before taking any action. This degree of caution will protect you, your clients and 361.

Protecting Sensitive Information

Employees are responsible for safeguarding all confidential information relating to investment research, fund and client holdings, including analyst research reports, investment meeting discussions/notes, and current fund/client transaction information, regardless whether such information is deemed MNPI. Other types of information (for example, marketing plans, employment issues and shareholder identities) may also be confidential and should not be shared with individuals outside the company, unless approved by the CCO.

In the course of investment advisory activities of 361, the Firm gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by 361 to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to 361, current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality

Non-Disclosure of Confidential Client Information

All information regarding 361’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. 361 does not share Confidential Client Information with any third parties, except in the following circumstances:

●	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account. 361 shall require that any financial intermediary, agent or other service provider utilized by 361 (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by 361 only for the performance of the specific service requested by 361;

●	as required by regulatory authorities or law enforcement officials who have jurisdiction over 361, or as otherwise required by any applicable law. In the event 361 is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, 361 shall disclose only such information, and only in such detail, as is legally required; and

●	to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with 361, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the 361's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with 361, must return all such documents to 361.

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

361 enforces the following policies and procedures to protect the security of Confidential Client Information:

●	the Firm restricts access to Confidential Client Information to those access persons who need to know such information to provide 361's services to clients;

●	any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

●	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

PRIVACY POLICY

As a registered investment adviser, 361 and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.

Pursuant to Regulation S-P 361 has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all 'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ("covered accounts"). 361 has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Conflicts of Interest

A “conflict of interest” exists when a person’s private interests may be contrary to the interests of 361’s clients or to the interests of 361 shareholders. A conflict can arise when a 361 employee takes actions or has interests (business, financial or otherwise) that may make it difficult to perform his or her work objectively and effectively.

Conflicts of interest may arise, for example, when a 361 employee, or a member of his or her family, receives improper personal benefits (including personal loans, services, or payment for services) as a result of his or her position at 361, or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise when a 361 employee, or a member of his or her family, holds a significant financial interest in a company that does a significant amount of business with 361 or has outside business interests that may result in divided loyalties or compromised independent judgment. Moreover, conflicts may arise when making securities investments for Proprietary or Personal Accounts or when determining how to allocate trading opportunities. Employees of 361 are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for Personal Trading or other conduct that violates your fiduciary duties to our clients. 361 employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. If you have questions about a particular situation or become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, the CCO or a member of 361’s Compliance Committee.

The following areas represent many common types of conflicts of interests and the procedures to be followed; however, the list is not intended to be an all-inclusive list. A summary has been provided for each case but you should refer to related Policies and Procedures for more details. For questions around these potential conflicts, please contact a member of the Compliance Department.

GIFTS AND ENTERTAINMENT

The rules related to 361 as the Advisor, and not Fund related must follow the Gifts and Entertainment policies below. Registered Representatives must follow Foreside’s policies regarding Gifts and Entertainment.

General Gift Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with 361 could call into question the independence of its judgment as a fiduciary of its Clients. Accordingly, it is the policy of 361 to permit such conduct only in accordance with the limitations stated herein.

Employees should be aware that there are various laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, an employee should consult a member of the Compliance Department. Under no circumstances may a gift to 361 or any employee be received as any form of compensation for services provided by 361 or an employee.

Gifts of nominal value may be accepted from present or prospective customers, suppliers or vendors with whom a 361 employee maintains an actual or potential business relationship. 361 employees are required to disclose all gifts in excess of $250 via SCT. In general, the gift may not exceed, in the aggregate, $500 in value, from any one individual/entity in any calendar year unless approval is obtained from the employee’s direct supervisor and the Compliance Department.

However, the following items are not subject to the $250 limit:

●	Gifts based on obvious family or personal relationship when it is clear that the relationship, and not the company’s business, is the basis for the gift;

●	Discounts or rebates on merchandise or services from an actual or potential customer or vendor if they are comparable to and do not exceed the discount or rebate generally given by the customer or vendor to others;

●	Awards from civic, charitable, educational, or religious organizations for recognition of service and accomplishment.

Gifts of nominal value (up to $250 per person per year) may be provided to present or prospective customers, suppliers or vendors with whom a 361 employee maintains an actual or potential business relationship, if it is reasonable and customary for the occasion. No lavish gifts may be provided.

Note: In addition to the 361 Capital policy, all IMST Distributors licensed team members are subject to IMST (Foreside) and FINRA requirements. This includes a $100 annual gift limitation to current and potential clients, and may include additional pre-clearance and reporting.

Entertainment

Receiving Business Entertainment that facilitates the discussion of business and fosters good business relationships is allowed. If the customer, supplier, or vendor (e.g., broker-dealer) is not present, the entertainment is considered a gift.

Covered Persons who deal with 361’s borrowers, tenants, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no Covered Person should ever receive a payment or anything of value in exchange for a decision involving 361’s business. Each employee authorized to select suppliers as part of his/her normal business activities must make the selection in an unbiased manner based on the criteria of quality, reliability, service, competitive pricing and business relationship. Similarly, Covered Persons should never offer anything of value to government officials or others to obtain a particular result. Bribery, kickbacks or other improper payments will not be tolerated by 361.

Tickets to Events

Tickets to events are considered entertainment when the donor is in attendance. If a representative from the customer, vendor, or agent’s firm is NOT in attendance, event tickets are considered a gift.

Conferences, Training and Roadshows

Conferences, trainings, and roadshows that incorporate travel, lodging, event tickets, and recreational activities are covered by the entertainment policy. If you have any doubt about the propriety of participating in an activity offered by a customer or a vendor you should consult with 361’s Compliance Department before accepting the offer.

Meals

Meals with customers, prospects, and other 3rd parties are generally acceptable as long as they are modest and occasional.

Pre-Clearance Requirement for Receipt of Entertainment

Activities with customers, vendors, and 3rd party service providers that are paid for by them may not exceed $300 per person per event without pre-clearance from 361’s compliance department. Entertainment pre-clearance requests may be submitted via the “Gifts and/or Entertainment” form in Schwab Compliance Technologies”.

361’s employees are expected to use their reasonable best efforts when estimating the cost of entertainment prior to a meal or event.

Should the cost exceed the anticipated amount, team members should contact the COE Team to submit and/or revise a pre-clearance request.

Pre-Clearance Requirement for Providing Entertainment

Entertainment provided to current or prospective clients must be reasonable and not so expensive it raises a suggestion of unethical conduct. Activities with customers and prospects expected to exceed $500 per person per event must be pre-cleared in advance with 361’s Compliance Department. Note: This threshold does not include meals.

All entertainment and related expenses must be detailed on an expense form with receipts

Exceptions to Entertainment Reporting

Meals provided by a third party in conjunction with business meetings are not required to be approved or reported under this policy as approval for these activities (pre and/or post) is granted by 361.

Covered Persons subject to the Broker-Dealer Written Supervisory Policies and Procedures should consult those procedures for additional guidance on the receipt of gifts and gratuities.

If you are in doubt about the policy’s application, discuss your concerns with the CCO prior to receipt of the gift or entertainment in question.

POLITICAL CONTRIBUTIONS

The SEC’s “Pay-to-Play” Rule 206(4)-5 prohibits advisers from receiving any compensation for providing investment advice to a government entity within two years after a contribution has been made by the adviser or one of its covered associates. The Rule’s two-year time out is triggered by a political contribution to an “official” of a government entity. The date of the contribution starts the time out. A governmental “official” includes an incumbent, candidate, or successful candidate for elective office of a state or local government entity, if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, by a state or a political subdivision of a state.

Owing to the complexities of local, and state requirements concerning political contributions, all such contributions should be recorded. For purposes of the Code, a “Contribution” is defined as any gift, subscription, loan, advance or deposit of money or anything of value made for:

●	The purpose of influencing any election for state or local office;

●	Payment of debt incurred in connection with any such election; or

●	Transition or inaugural expenses of the successful candidate for state or local office.

Note: Volunteer activity is not a contribution.

Under the de minimis exception, contributions made by a covered person, to officials for whom the covered associate was entitled to vote at the time of the contributions and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the covered person was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election are allowed. All political contributions and activities must be pre-approved in SCT prior to making the donation or volunteering. In addition, all newly hired candidates must also disclose their prior political contributions for the past 24 moths to Compliance for review as part of the pre-hire and due diligence review process.

Covered Persons are also prohibited from using personal or corporate funds to make a political contributions on behalf of or in the name of the Firm. All requests for political contributions made on behalf of the Firm must receive prior approval from Compliance.

Covered Persons are required to complete and submit an annual disclosure and affirmations regarding their political contributions.

OTHER PROHIBITIONS ON CONDUCT

In addition to the specific prohibitions detailed elsewhere in the Code, 361 employees are subject to a general requirement not to engage or participate in any act or practice that would defraud 361 clients. This general prohibition includes, among other things:

●	Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client.

●	Omitting to state (or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances) a material fact, thereby creating a materially misleading impression.

●	Misuse of client confidential information.

●	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, our clients.

●	Using information about investment or trading decisions to benefit or avoid economic injury to you or anyone other than our clients.

●	Taking, delaying or omitting to take any action with respect to any investment or trading decision for a client in order to avoid economic injury to you or anyone other than 361’s clients.

●	Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”).

●	Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions.

●	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.

STANDARDS OF BUSINESS CONDUCT

●	Every employee has a duty to place the interests of any 361 client account first and not take advantage of his or her positions at the expense of 361 or its clients.

●	361 employees must not mislead or defraud any 361 clients by any statement, act or manipulative practice.

●	All personal securities transactions must be conducted in a manner to avoid any actual, potential or appearance of a conflict of interest, or any abuse of employee’s position of trust and responsibility with 361.

●	361 employees may not induce or cause a client to take action, or not to take action, for personal benefit.

●	361 employees may not share portfolio holdings information except as permitted under 361’s Disclosures of Portfolio Securities Policy.

●	Every Access Person must notify the CCO, as soon as reasonably practical, if he or she is arrested, arraigned, indicted or pleads no contest or guilty to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceeding or any administrative or disciplinary action.

PERSONAL TRADING, CODE OF ETHICS REPORTING AND CERTIFICATIONS

361 has adopted the following principles governing personal investment activities by 361’s access persons:

●	The interests of client accounts will at all times be placed first;

●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	access persons must not take inappropriate advantage of their positions.

All transactions in securities that must be pre-cleared are pre-cleared with the understanding that Personal Trading is a privilege, granted by 361, that may be withdrawn at any time. The CCO has complete discretion over the allowance of any and all Personal Trading activity with no obligation to explain the denial or restriction of Personal Trading. Employees that violate Personal Trading restrictions may be required to disgorge any gains generated or losses avoided by Personal Trading. The Compliance Committee will evaluate such scenarios on a case by case basis prior to disgorgement considering factors listed in the Blackout Period section below.

361’s Compliance Department must receive duplicate confirmations or electronic feeds for each transaction directly from the broker.

There are several different types of investment accounts that are required to be fed into SCT. Refer to Appendix A for a detailed explanation of each type of account and the requirements associated with each account.

Employee Investment Account, Reporting Investment Account Disclosure

Access Personnel may open and maintain investment accounts subject to the disclosure and pre-clearance requirements. If an Access Person opens a new account during the year while employed with 361, they must disclose the account within ten (10) days of opening.

At the end of each quarter, all employees are required to certify their reportable investment accounts have been disclosed and verify their investment accounts are correctly reflected in SCT.

Initial Holdings Report/Annual Holdings Report

An Initial Holdings Report must be submitted within ten (10) calendar days of becoming an Access Person. No Personal Trading will be authorized before the Compliance Committee has received a completed Initial Holdings Report along with a new hire packet unless CCO approval has been expressly granted. In addition, an Annual Holdings Report must be submitted on an annual basis. The Compliance Committee will review and record the date of all reports received.

These reports must include the following information:

●	The date when the individual became an Access Person (Initial Holdings Report only).

●	The name of each Personal Account in which any securities are held (or, if no current securities, could be held) in the Beneficial Interest of the Access Person. The broker-dealer or financial institution holding these accounts must be indicated.

●	Each Reportable Security or Reportable Fund in which the Access Person has a beneficial interest must be reported if held in any account, including title and exchange ticker symbol or CUSIP, number of shares, security type, and principal amount. Holdings information must be current as of forty five (45) calendar days before the report is submitted.

Quarterly Securities Transaction Report (STR)

Within thirty (30) days of the end of the quarter, all employees are required to verify their investment account transactions through SCT.

●	Every Access Person must submit a Securities Transaction Report (STR) no later than thirty (30) days following the end of each calendar quarter (whether or not trades were made).

●	The STR must describe each non-exempt transaction effected during the preceding quarter in any Reportable Security or Reportable Fund. Each transaction must include the following information: date, number of shares, security identifiers, principal amount of securities involved, nature of the transaction, price effected by, and the name of the broker dealer or financial institution which affected the transaction.

●	The STR must describe any account established in the preceding quarter, and include the following information: account name, account number, name and address of the broker dealer or financial institution at which the account is established, and the date of establishment.

●	Certain transactions are exempt from the quarterly reporting requirement. Please refer to Covered Securities in Appendix B

●	If the employee does not have trading authority over an account, quarterly they must certify that they did not direct any transactions in the account. Additionally, they must provide a statement with all books and records requirements for each account.

PERSONAL TRADING REQUIREMENTS AND RESTRICTIONS

Permissible Transactions

Access Persons wishing to trade securities in Personal Accounts are limited to the types of securities that are allowed under this Code. In addition, employees may not make more than 20 Personal Trades per quarter – see “Maximum Allowable Trades”. Please refer to Appendix B - Covered Securities, which lists securities that require pre-clearance and those that are prohibited for purposes of Personal Trading.

PTR Pre-Clearance Requirements for Personal Trading

Most Personal Trading transactions require pre-approval by Compliance through SCT. Employees should complete a Personal Trading Request (“PTR”) through SCT for review by the Compliance Department. PTRs are only valid for 4 days in which Compliance approves the trade. They must be submitted before1:30 PM and can be denied for any reason the CCO deems appropriate and without explanation to the employee. Certain transactions that require additional research may take longer to obtain pre-approval.

Blackout Period

No Access Person shall purchase or sell, directly or indirectly, any security in which they have a Beneficial Interest five (5) calendar days after a 361 client has a “buy” or “sell” order in that same security.

See definitions for certain exceptions that apply to “Exempt Securities” or “De Minimis” transactions.

In certain circumstances, employee trades that were originally approved by the Compliance Department may need to be broken due to subsequent client trading activity during the blackout period or the employee might be subject to disgorgement of profits.  The Compliance Committee will evaluate such front running trades on a case by case basis prior to disgorgement considering factors such as timing, size of trade (volume and dollar amount), the employee’s position in the security, materiality, market capitalization and profit difference.

Program trades (e.g. client cash flows or subscriptions and redemptions) placed by a Portfolio Management team after an Access Person makes a Personal Trade will be evaluated by Compliance to determine if the Access Person’s trade is in violation of the blackout period. Trades in the opposite direction from an investment team may not cause the Access Person’s trade to be in violation of the blackout period. If a “Limit Order” is placed by an access person before the blackout period but that trade is executed within the blackout period, the trade will be considered passive and not block the employee trade unless there is a consistent pattern of activity, at which time the transactions may be subject to review. The Compliance Department may at any time, and for any reason, deny a trade, and is not obligated to explain the reason to the employee.

Mandatory Short-Term Holding Period

All Reportable Securities purchased by an Access Person in a Personal Account must be held for at least thirty (30) calendar days. Each purchase of the same security has its own 30 day holding period. This can be waived by compliance on a case-by-case basis.

Holding in any 361 Fund requires a holding period of 30 days. Any profits realized on short-term trades in a 361 Fund will be disgorged.

Maximum Allowable Trades

The maximum number of personal trades an Access Person can make in a Personal Account during each calendar quarter is twenty (20). Every employee trade that requires pre-clearance counts towards the 20 trade limit.

De Minimis Trades

A stock trade under $10,000 is deemed De Minimis. De Minimis trades must still be pre-cleared by Compliance but will be approved if held a minimum of 30 days (if selling) and count towards the Maximum Allowable Trades during the quarter (Blackout Period does not apply) unless the employee is considered an Investment Personnel. Investment Personnel trades are individually reviewed to ensure 361 does not hold the security or have material information on the security prior to trading regardless of the amount.

IPO Rule

No Access Person may directly or indirectly acquire any securities offered in an Initial Public Offering (“IPO”) in a Personal Account, except with the prior approval of the CCO or his or her designee.

Limited Offerings (Private Placements)

No Access Person may acquire a Beneficial Interest in a private placement without the prior approval of the CCO or his or her designee. Private placements, such as purchases of hedge funds or other private investment funds, are reportable through the pre-clearance process. Subsequent capital contributions and full/partial redemptions must be pre-cleared through SCT.

MARKET TIMING MUTUAL FUND TRANSACTIONS

Access Personnel shall not participate in any activity that may be construed as market timing of mutual funds. Specifically, no employee shall engage in excessive trading or market timing activities with respect to any 361 Fund.

Each time an Access Person submits a PTR, that Access Person shall be deemed to be making the following representations and warranties:

1.	He/she does not possess any material non-public information regarding the issuer of the security;

2.	To his/her knowledge, there are no pending trades in the security for a client;

3.	To his/her knowledge, the security is not being considered for purchase or sale for any client;

4.	He/she has read the most recent version of the Code of Ethics and believes that the proposed trade fully complies with the requirements of the Code.

REVIEW OF EMPLOYEE COMMUNICATIONS

All employee written correspondence related to 361's business, and in particular client correspondence, is subject to review by Compliance. 361 is required to maintain original records of employee correspondence (ex. email archive) communicated on approved devices. In addition, 361 is required to monitor employee communications and compliance with 361's conflicts of interest and insider trading policies and procedures. Consequently, it is 361’s policy to review and/or archive employee communications, including emails and other forms of electronic communication for compliance purposes.

Social networking websites such as Facebook, LinkedIn, Twitter, and YouTube present opportunities for individuals to communicate online through a variety of real-time devices such as static or streaming content, e-mail, blogs, e-bulletin boards, applications, file sharing, and chat rooms. Business related information posted on a social networking site may be subject to regulatory communication rules. For this reason, 361 employees use of social networking sites for business purposes is approved for use in only limited circumstances. This policy does not pertain to an individual’s personal use of social networking sites. Use by an employee of any social media other than LinkedIn as discussed below must be approved in advance by 361’s CCO.

LinkedIn is a limited permission of social networking for the purpose of professional networking. Elements permitted within static LinkedIn profiles include information identified on a business card and or other resume-type information related to the individual’s background. It is also approved to repost 361’s posted content, but all other correspondence within LinkedIn must occur verbally or from the e-mail account monitored by 361. Employees are not allowed to post endorsements to their profiles on LinkedIn.

Employees are not permitted to use electronic communications, other than those approved by 361 to communicate with clients or other third parties. Employees may only use 361’s e-mail system, Bloomberg or other approved methods for business-related communications. Employees are permitted to communicate on 361’s e-mail system connected through personal mobile devices such as smartphones. Employees are prohibited from sending communications regarding 361 business via any personal, non-361 email account, instant messaging, text or other method that is not captured in our archiving system.

361 has adopted an electronic communication archiving system. All electronic communications are subject to review and storage by the Compliance Department, regardless of its nature as personal or work related. Employees are advised that they should have no expectation of privacy regarding personal communications that are sent or received on company provided or connected electronic devices or communication platforms such as instant messages or emails.

QUARTERLY AND ANNUAL CERTIFICATIONS OF COMPLIANCE

Each Access Person is required to certify quarterly that he or she has disclosed all reportable:

1.	Gifts and entertainment;

2.	Political activity and contributions;

3.	Investment accounts; and

4.	Personal securities transactions as required within this Code.

Each Access Person is required to certify annually that he or she is subject to this Code and has:

1.	Read and understands this Code;

2.	Complied with the requirements of this Code;

3.	Disclosed or reported all personal securities transactions and outside business activities as required within this Code; and

4.	Read and understands 361’s policies.

REVIEW PROCEDURES

The Compliance Department will maintain review procedures consistent with this Code.

RECORDKEEPING

All Code of Ethics records will be maintained pursuant to the provisions of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act.

SANCTIONS

Each employee is responsible for conducting his or her activities, including Personal Trading, in accordance with the parameters set forth within this Code. If an employee violates these parameters, certain sanctions may be enforced.

Sanctions imposed will correlate to the severity of the violation and may take into consideration such factors as the frequency and severity of any prior violations, among other things. The CCO may recommend escalation to the 361 Board of Directors and Compliance Committee. When necessary, the 361 Board of Directors will obtain input from the Compliance Committee and the CCO when determining the materiality of a violation.

The CCO holds discretionary authority and, in addition to other sanctions, may revoke Personal Trading privileges for any length of time. Additionally, the CCO or Compliance Committee may impose a monetary penalty for any violation(s). The CCO will report all violations and sanctions to the Compliance Committee. The CCO reserves the right to lift Personal Trading sanctions in response to market conditions.

CONFIDENTIALITY

Some of 361’s most important assets are its confidential corporate and/or material, non-public fund, portfolio, model or other account information. 361’s legal obligations and its competitive position mandate that this information remain confidential. Covered Persons should maintain the confidentiality of information entrusted to them by 361 or its customers, except when disclosure is authorized or legally mandated.

Confidential information includes all non-public information that might be of use to competitors, or harmful to 361 or its customers, if disclosed. Confidential corporate information relating to 361, including financial performance or other transactions or events should be kept confidential. Improper disclosure of such information may expose the individual involved (and 361) to onerous civil and criminal penalties. The same rules apply to confidential information relating to other companies with which 361 does business, including those in which 361 funds or other products invest.

Covered Persons must not disclose confidential corporate information to anyone except for a legitimate business purpose. Even within 361, confidential corporate information should be discussed only with those who have a need to know the information. The obligation to safeguard confidential corporate information continues even after termination of employment with 361. Covered Persons wishing to disclose confidential information should consult the CCO to determine whether a written nondisclosure agreement is required prior to disclosure.

It is prohibited for any Covered Person to purchase or a sell a security based on a 361 propriety model. All model recommendations, formulas, or other related investment information is for the sole benefit of 361 clients and may not be duplicated, recreated, or otherwise used by for personal trades.

REPORTING TO THE 361 FUNDS BOARD

At least annually, 361 will provide the 361 Funds Board of Directors with the following information:

●	Material violations under this Code and any sanctions imposed as a response to the material violation(s).

●	Certification that 361 has adopted procedures necessary to prevent Access Persons from violating this Code.

OUTSIDE EMPLOYMENT

A Covered Persons outside employment of any type may not compete, conflict with, or compromise 361’s interests and may not be with suppliers of services, goods, materials or equipment, or any affiliates thereof unless pre-approved by the CCO. Covered Persons may not perform services for 361 customers on non-working time, when those services are offered by 361. Outside business should not be conducted by a Covered Person during paid working time. 361 facilities and resources should not be used for outside business.

A Covered Person may not serve as a Director (or similar position) on the Board or a member of a credit committee of any company unless the individual has received written pre-approval from the CCO. Authorization will be based upon a determination that the Board service would not be inconsistent with the interest of any client account or jeopardize the confidentiality of, or duty to, 361 clients. Membership on the Board of a publicly traded company will generally be prohibited.

Covered Persons subject to the Broker-Dealer Written Supervisory Policies and Procedures must report any proposed outside employment or other business activity to the CCO prior to engaging in any outside business activity. Such activity may only be entered into if approved.

TIPPING

The practice of sharing potentially material, non-public information, or “tipping,” also violates Securities Laws and can result in the same civil and criminal penalties that apply to insider trading whether or not you personally derive any benefit from another’s actions. Do not discuss potentially material, non-public information with others except to report the information to the CCO.

Please promptly contact the CCO to discuss any exposure to material, non-public information or if you have any questions regarding the Insider Trading Policy or definitions.

APPENDIX A – INVESTMENT ACCOUNT DISCLOSURE

The account disclosure requirements listed below are required under the Code. Accounts need to be disclosed when opened (within ten (10) days) and then verified as part of your quarterly Code of Ethics certification. Failure to comply may result in sanctions imposed by the 361 Compliance Committee.

A Beneficial Interest in the following types of accounts must be reported to 361’s Compliance Department via Schwab Compliance Technologies initially and reported on the annual holdings report:

●	All Personal Accounts, which includes any account that can hold a Reportable Security or Reportable Fund

●	Affiliated Funds accounts (or any other Reportable Fund)

●	Employee & Immediate Family’s 401(k) if able to buy or sell Reportable Securities

●	Security Lending Accounts

●	Margin Accounts

The following accounts must be reported to the 361 Compliance Department via Schwab Compliance Technology initially:

●	Private Placements (Private Investment Funds, Hedge Fund, Private Equity, Limited Offerings)

●	Investment Clubs

The following accounts do not need to be pre-cleared or reported on the annual holdings report:

●	Open-end mutual fund accounts held directly with an unaffiliated Fund

●	Employee & Immediate Family’s employer sponsored retirement plan accounts (e.g., 401(k)) if unable to buy or sell Reportable Securities requiring pre-clearance

●	529 Plans

APPENDIX B – COVERED SECURITIES

Pre-clearance Required for Personal Trading

All Access Persons must obtain pre-clearance prior to affecting any of the following transactions in a Personal Account:

●	361 Funds (Open End Mutual Funds where 361 is the Adviser or sub-advisor) (excludes a 361 employee 401k transactions)

●	Bonds (including convertible, corporate, high-yield, and municipal bonds)

●	Closed-end funds

●	Equities

●	Options

●	Exchange-traded funds (ETFs)

●	Exchange-traded notes (ETNs)

●	Fannie Mae & Freddie Mac mortgage-related securities

●	Trust preferred & traditional preferred securities

●	IPOs, with the prior approval of the CCO or his or her designee

●	Private placements

●	Any securities that are gifted or donated by an Access Person

●	Unit investment trusts

●	Investments in Proprietary Funds

●	Physical commodity contracts

●	Commodities, Futures, or Options on Futures, Currencies

Pre-clearance Not Required for Personal Trading

For certain accounts and security types, pre-clearance is not necessary. Generally, these transactions do not need to be pre-cleared because the transactions are passive, are not Reportable Securities, or they are made in accounts in which the Access Person has no direct or indirect influence or control. A personal trade request is not required for the following transactions:

●	All securities, with the exception of IPOs or Private Placements in Managed Accounts

●	Automatic or Periodic Investment Plans

●	Bankers’ acceptances, bank certificates of deposit and commercial paper

●	Corporate action transactions (e.g., stock splits, rights offerings, mergers and acquisitions)

●	Direct obligations of the U.S. government

●	Investments in Dividend Reinvestment Plans or dividend transactions

●	Investment grade, short-term debt instruments, including repurchase agreements

●	Variable insurance products that invest in funds

●	Open-end mutual funds (unless 361 Capital acts as adviser)

●	Money market funds

●	Investments in qualified tuition programs (“529 Plans”)

●	Securities that are gifted or donated to an Access Person

●	361 Capital 401(k) transactions